EXHIBIT 10.1

WSI Industries, Inc.

213 Chelsea Road

Monticello, MN 55362

May 19, 2017

Via Email Only to: Mr. Michael J. Pudil

Dear Mike,

On behalf of the Board of Directors, we are pleased to offer you the position of President and Chief Executive Officer. Below are the terms of this full time offer of employment. We would like you to begin serving in this role on May 19, 2017.

Your base salary will be $150,000, paid in accordance with the Company’s current payroll practices, subject to regular withholdings, for the one-year period beginning May 19, 2017. You will not participate in any cash incentive compensation plan for fiscal 2017. Unless otherwise determined by the Compensation Committee in its discretion, your compensation as a director and as Chairman of the Board will not change following your appointment as President and Chief Executive Officer.

As an executive officer of WSI Industries, WSI Industries is willing to enter into an agreement with you relating to severance and change in control benefits (the “Letter Agreement”), a copy of which is attached to this offer letter. Neither this offer letter nor the Letter Agreement is an agreement for a term of employment. Your employment is “at will” and may be terminated by you or WSI Industries at any time with or without cause, subject to the benefits of the Letter Agreement. There are no express or implied agreements to the contrary.

The benefits package will be per the standard employee plan.

You will be granted on your first day of employment two awards under the Company’s 2005 Stock Plan, as amended (the “Plan”). These awards are summarized as follows:

Stock Option Award: A ten year non-qualified stock option (with tandem stock appreciation rights) for 50,000 shares of common stock of WSI Industries. The stock option will vest and become exercisable in two equal installments of 25,000 shares on the grant date and on the 6 month anniversary of the grant date subject to the condition that you have been providing continuous service to WSI Industries as a director, employee or consultant on such vesting date and subject to accelerated vesting as provided in the Letter Agreement. The exercise price of the option will be the fair market value of the Company’s common stock on the date of grant determined in accordance with the Plan. The stock option will be governed by the Plan and a stock option agreement under the Plan that will be provided to you following the grant date.

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Restricted Stock Award: An award of 50,000 shares of restricted stock. The restrictions on the restricted stock will lapse in two equal installments of 25,000 shares on the grant date and on the 6 month anniversary of the grant date subject to the condition that you have been providing continuous service to WSI Industries as a director, employee or consultant on such date of lapse and subject to accelerated lapse of restrictions as provided in the Letter Agreement. The restricted stock award will be governed by the Plan and a restricted stock award agreement under the Plan that will be provided to you following the grant date.

An attached Restrictive Covenant Agreement, signed by you, will be required as a condition of employment.

Mike, we look forward to you re-joining WSI Industries and to your future contributions.

Sincerely,

/s/ Jack R. Veach
Jack R. Veach
Chair of the Compensation Committee of the Board of Directors of WSI Industries, Inc.

Accepted and agreed to:

/s/ Michael J. Pudil
Michael J. Pudil

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